Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 2,909
Registration Statement Nos. 333-221595; 333-221595-01
Dated November 26, 2019; Filed pursuant to Rule 433

4-Year Worst-of RTY and SPX Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Worst-of Underliers:	Russell 2000® Index (“RTY”) and S&P 500® Index (“SPX”)
Early redemption:	Call observation dates:	Call threshold level:	Autocall premium:
	1st: December 23, 2020	100% of the initial level for each underlier	At least 8.00%
	2nd: December 20, 2021		At least 16.00%
	3rd: December 20, 2022		At least 24.00%
Principal barrier:	70% of the initial level for each underlier
Trade date:	December 20, 2019
Final call observation date:	December 20, 2023
Maturity date:	December 28, 2023
CUSIP:	61769HX67
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/0000 95010319016050/dp116537_fwp-ps2909.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Worst Performing Underlier	Payment (per security)
1st Call Observation Date	-20%	--
2nd Call Observation Date	+20%	$1,160.00*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,160.00 per security on the related early redemption date.

Hypothetical Payout at Maturity[1]
Assuming that one or more of the underliers close below the respective initial level(s) on each of the annual call observation dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:
Change in Worst Performing Underlier	Payment (per security)
+30%	$1,320.00*
+20%	$1,320.00*
+10%	$1,320.00*
-0%	$1,320.00*
-10%	$1,100.00
-20%	$1,100.00
-30%	$1,100.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-70%	$300.00
-90%	$100.00
*Assumes an autocall premium of 8.00% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not pay interest or guarantee the return of any principal.

•	The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each call observation date.

•	You are exposed to the price risk of each underlying index.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the securities is approximately $959.00 per security, or within $22.50 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	Not equivalent to investing in the underlying indices.

•	Reinvestment risk.

•	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 4-year term of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.